Exhibit (d)(2)(ii)

VAN ECK WORLDWIDE INSURANCE TRUST
WORLDWIDE MULTI-MANAGER ALTERNATIVES FUND

Schedule Identifying Details of Sub-Advisory Contracts:

PARTY	DATE SIGNED AGREEMENT
Analytic Investors, LLC	May 1, 2003
Clutterbuck Capital Management LLC	March 27, 2009
Columbus Circle Investors	March 20, 2009
Dix Hills Partners, LLC	March 20, 2009
Explorer Alternative Management, LLC	March 17, 2009
Lazard Asset Management LLC	December 26, 2006
Martingale Asset Management, L.P.	May 1, 2003
PanAgora Asset Management, Inc.	May 1, 2003
Tetra Capital Management, LLC	March 25, 2009